Exhibit 10.1

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

STRATEGIC SUPPLY AGREEMENT

This Strategic Supply Agreement (this “Agreement”) is entered into as of the 26th day of February, 2010 (the “Effective Date”), by and between ViroPharma Biologics, Inc., a Delaware corporation (the “Buyer”) and Biotest Pharmaceuticals Corporation, a Delaware corporation (“Seller”). Buyer and Seller are referred to collectively herein as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, Seller owns and operates the Existing Centers and, on the terms and conditions described herein, is willing to construct and operate three (3) Initial New Centers and may agree to construct and operate up to two (2) Additional New Centers in the United States; and

WHEREAS, Seller desires to collect Plasma from the Existing Centers and Qualified Centers, and supply such Plasma to Buyer, and Buyer desires to obtain such Plasma from Seller, in accordance with and subject to the terms and conditions of this Agreement; and

WHEREAS, Buyer shall have the option to purchase the New Centers and such related assets, properties and rights described herein from the Seller, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

Section 1. Certain Definitions.

“Additional New Center(s)” shall mean those additional plasma collection centers in the United States that Buyer may request that Seller design, construct and operate, in excess of the Initial New Centers (for a total of five (5) New Centers).

“Additional New Center Notice” shall mean a written request by the Buyer that Seller design, construct and operate up to two (2) Additional New Centers in the United States, provided that Buyer gives Seller at least *** months notice prior to the requested Opening Date.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Alternative Supplier” shall mean a supplier of Plasma that wishes to supply Plasma to the Buyer, other than Seller.

“Applicable Laws” shall mean all applicable federal, state, local and foreign laws, requirements, regulations, guidelines, licenses and directives, including the Federal Food, Drug and Cosmetic Act and applicable current Good Manufacturing Practices (“cGMP”), including all cGMP for blood and blood components, specifications and procedures for plasma sourcing, plasma testing, and in process testing and all regulations, specifications, and procedures contained therein, including such laws, requirements, regulations, guidelines, licenses and directives promulgated by the United States Food and Drug Administration (or any successor agency thereto) (“FDA”) or the European Medicines Agency (or any successor thereto) (“EMEA”).

“Approved Testing Centers” shall mean those facilities (as set forth in Schedule “B”) that will test the Plasma, to be provided under this Agreement, in accordance with FDA and EMEA requirements and the Specifications.

“Buyer Approved Collection Center” shall have the meaning provided in Section 4.3.

“CPI” shall mean the increase (if any) in the Consumer Price Index published by the Bureau of Labor Statistics of the United States Department of Labor for all Urban Consumers (CPI-U)—U.S. All Items (1982-1984 = 100) for the prior November 1-October 31 period.

“Center Pre-Payment” shall mean the sum of *** which is payable as set forth in Section 3.2(b).

“Costs” shall mean Seller’s fully loaded costs to include all direct, indirect and fixed manufacturing costs and Seller’s allocated Plasma Operations and General & Administrative costs.

“Development Payment” shall mean the onetime non-refundable payment, in the amount of *** to cover the start up costs during the development phase of the Initial New Centers, which is payable as set forth in Section 3.2(a).

“Development Proposal” shall mean a proposal that includes the proposed location, terms of the lease, floor plan and other reasonable information regarding the development of each New Center.

“Existing Centers” shall mean those plasma collection centers that Seller owns and operates at various sites throughout the United States other than the New Centers.

“Foreign Regulatory Approvals” shall mean all necessary regulatory approvals, permits, certifications, consents, licenses, registrations, listings, certificates of origin, and any other requisite documents and authorizations for the operation of a Plasma collection facility and the sourcing, collection, manufacture, testing, marketing, use, sale, handling, storage or distribution of Plasma, pursuant to any laws, treaties, statues, regulations or other requirements applicable in the European Union or any member country of the European Union.

“Initial Term” shall mean the period of time from the Effective Date of this Agreement until December 31, 2015.

“Initial New Centers” shall mean three (3) initial plasma collection centers to be developed and opened pursuant to the terms of this Agreement.

“Management Agreement” shall mean the definitive agreement which sets forth the terms and conditions whereby the Seller will manage the New Centers in the event that New Centers are purchased by the Buyer.

“Material Adverse Effect” shall mean any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, or operations, of the Existing Centers, New Centers or Seller or to the ability of any Party to consummate timely the transactions contemplated hereby.

“New Center” shall mean all plasma collection centers to be developed and opened pursuant to the terms of this Agreement.

“New Center Assets” shall mean those assets for each New Center as set forth in a New Center Purchase Agreement including without limitation the assets set forth in Section 5.7.

“New Center Purchase Agreement” shall mean the definitive asset purchase agreement that the Buyer and Seller shall negotiate in the event Buyer exercises its Purchase Option under Section 2.6 to require a sale and purchase of the New Centers.

“Non-Qualified Center” shall mean a New Center (defined above) that has not received all required Regulatory Approvals.

“Opening Date” shall mean the date on which a New Center commences business operations.

“Option Period” shall mean the period of time, as set forth in Section 2.6, during which Buyer may opt to purchase the New Centers pursuant to the terms and conditions of this Agreement.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any governmental authority.

“Plasma” shall mean “Source Plasma” as defined by the FDA in 21 C.F.R. 640.60 that meets the definitions and specifications of Buyer set forth in Schedule 1 (as such specifications may be amended from time to time in accordance with the terms of this Agreement) (the “Specifications”), attached hereto and incorporated by reference herein.

“Plasma Volume” shall mean the annual calendar year commitment of Plasma that Seller agrees to sell and Buyer agrees to purchase as set forth in Section 4.1 of the Agreement.

“Primary Buyer Approved Collection Centers” means those Buyer Approved Collection Centers from which Seller shall supply Buyer Plasma, in addition to Qualified Centers.

“Product” shall mean the human pharmaceutical product(s) processed or manufactured by or on behalf of Buyer using the Plasma purchased from Seller under this Agreement.

“Proposed Transaction” shall mean a transaction involving the acquisition of any capital stock, membership interests or other voting securities of either Party, by an entity in the plasma industry or which would result in a direct or indirect change in control of either Party (including by merger, consolidation, exchange, or purchase of a more than 50% controlling interest in either Party or any direct or indirect parent thereof) by an entity in the plasma industry or, in the case of Seller, a transaction involving the acquisition of all or substantially all of the Buyer Approved Collection Centers by an entity in the plasma industry.

“Purchase Option” shall mean the Buyer’s option to purchase the New Centers, as set forth in section 2.6, pursuant to the terms and conditions of this Agreement.

“Purchase Price” shall mean the purchase price of the Plasma purchased by Buyer from the Seller, as set forth in Section 3.3(a) of this Agreement.

“Qualified Center” shall mean a New Center that has received all required Regulatory Approvals.

“Regulatory Approvals” shall mean all necessary regulatory approvals, permits, certifications, consents, licenses, registrations, listings, certificates of origin, and any other requisite documents and authorizations for the operation of a Plasma collection facility and the sourcing, collection, manufacture, testing, marketing, use, sale, handling, storage or distribution of Plasma, including FDA licensure, IQPP certification, CLIA and required state licensing, and including all Foreign Regulatory Approvals.

“Renewal Term” shall mean additional *** year periods, after the Initial Term.

“Secondary Buyer Approved Collection Centers” shall mean those Buyer Approved Collection Centers that Seller shall supply Plasma, provided Buyer approves, which shall not be unreasonably withheld.

“Term” shall mean the Initial Term of the Agreement and any Renewal Term(s) thereafter.

“Total Pre-Payments” shall mean the aggregate amount of all outstanding Center Pre-Payments paid by Buyer to Seller.

Section 2. General Terms and Obligations.

2.1 Supply of Plasma. During the Term and upon the terms and subject to the conditions of this Agreement, Buyer hereby agrees to purchase, and Seller agrees to supply, quantities of Plasma as further set forth herein.

2.2 Development of New Centers. Pursuant to the terms and conditions of this Agreement, Seller shall design, construct and operate the Initial New Centers. In addition, pursuant to the terms and conditions of this Agreement during the Term of this Agreement, Buyer may provide an Additional New Center Notice to Seller for up to two (2) Additional New Centers in the United States (for a total of five (5) New Centers), provided that Seller agrees to such request, which shall not be unreasonably withheld.

2.3 Development, Opening and Regulatory Approval. Seller will use commercially reasonable efforts to develop, open and obtain Regulatory Approvals for the Initial New Centers by *** (the “Approval Deadline”). In order to meet the Approval Deadline, Seller shall use commercially reasonable efforts to develop, open and obtain Regulatory Approvals for the Initial New Centers as follows:

*** Center	Development Proposal	Approval of Development Proposal by Buyer	Opening Date	Regulatory Approval Date

1	No later than *** days from Effective Date	No later than *** days from receipt of Development Proposal	No later than *** months from Effective Date	No later than *** months from Effective Date

2	No later than *** months from Effective Date	No later than *** days from receipt of Development Proposal	No later than *** months from Effective Date	No later than *** months from Effective Date

3	No later than *** months from Effective Date	No later than *** days from receipt of Development Proposal	No later than *** months from Effective Date	No later than ***

Provided however, that if there are delays beyond the reasonable control of the Seller, including without limitation, delays in receiving approvals from Buyer regarding the Development Proposal or the obtaining of Regulatory Approvals, or if there is force majeure as set forth in Section 13, or delays due to Landlord, the Opening Date and Regulatory Approval Date shall also be delayed and Seller shall not be liable to Buyer for any damages as a result thereof.

2.4 Additional New Centers. For each proposed Additional New Center, Buyer must provide Seller with an Additional New Center Notice. Seller must notify Buyer within *** days as to whether it approves the Buyer’s request for an Additional New Center (such approval may not be unreasonably withheld). If Seller agrees to open an Additional New Center, Seller agrees to use commercially reasonable efforts to open an Additional New Center, within the requested timeframe after approval of the Development Proposal for such Additional New Center; provided, however, that Seller shall not be required to open more than *** New

Centers in any *** month period. Seller shall use commercially reasonable efforts to obtain all Regulatory Approvals no later than *** months after an Additional New Center’s Opening Date. Further, no Additional Center may be requested by Buyer prior to *** and after ***.

2.5 Operation of the New Centers. Seller shall operate the New Centers in accordance with current industry standards and the standards it uses in its Existing Centers. In addition, Seller shall comply with the operating covenants for the New Centers specified in this Agreement, including sourcing, collecting, testing, using, handling, selling, storing and distributing Plasma in accordance with all Applicable Laws and Regulatory Approvals. The New Centers shall be constructed and operated in a manner that is compliant with all Regulatory Approvals.

2.6 Acquisition of New Centers. Buyer has the option to purchase (or authorize an Affiliate to purchase, provided however that if an Affiliate has the option to purchase, the Buyer will remain primarily liable) the New Centers (including all related New Center Assets), subject to terms and conditions of the Agreement, from Seller on or after ***, upon *** months prior written notice from Buyer to Seller (for example, Buyer may exercise its purchase option on *** if Buyer notifies Seller by ***) provided, however, that the option will expire if Buyer does not provide notice by ***, with a closing date on or before ***. If Buyer notifies Seller of its intent to exercise its Purchase Option, Buyer and Seller must complete the transaction and transfer the New Centers within *** months, unless as set forth above. The Purchase Option shall be exercised in accordance with the terms of this Agreement and the New Center Purchase Agreement to be negotiated and executed by the Seller and Buyer (or the Buyer’s Affiliate) in accordance with Section 5.1. If Buyer does not provide notice of its intent to purchase all New Centers from Seller by the end of the Initial Term, the Parties shall meet and discuss in good faith an extension of the Option Period.

2.7 Semi-Annual Meetings. Seller and Buyer shall meet in good faith at least semi-annually to discuss the New Centers, the Plasma Volume (as defined below) and any other issues of mutual interest.

Section 3. Financial Matters.

3.1 Obligations of Seller. At all times prior to acquisition of the New Centers by Buyer (in which case Buyer shall thereafter be responsible for the costs of operation of each acquired New Center), Seller shall be solely responsible for all costs, fees and expenses associated with the cost of construction, operation and maintenance of the New Centers.

3.2 Buyer Payments.

(a) Buyer will pay the Development Payment to Seller upon the execution of this Agreement.

(b) Buyer will pay four separate Center Pre-Payments to Seller, one upon execution of this Agreement and the other three upon execution of each lease agreement for each Initial New Center, as a pre-payment on future Plasma purchases, for a total of ***. The latter three Center Pre-Payments are each due within *** business days after Seller notifies Buyer that Seller has entered into a lease for a particular Initial New Center. The Total Pre-Payments will be credited against the Purchase Price for Plasma in accordance with Section 3.4.

(c) If Buyer delivers an Additional New Center Notice to Seller, the Parties shall promptly meet to discuss the terms of additional Development Payments and Center Pre-Payments. The Parties shall structure such additional Development Payments and Center Pre-Payments, and the refund of such payments to Buyer, similar to the payments and refunds for the Initial New Centers.

3.3 Purchase Price of Plasma Sales.

(a) Subject to Section 3.4, the Purchase Price of the Plasma purchased by Buyer from the Seller pursuant to Section 4 of this Agreement shall be *** per liter of Plasma. Beginning ***, the Purchase Price shall be increased automatically at the beginning of each calendar year by CPI. In addition, Seller or Buyer may propose an increase or decrease in the Purchase Price of no more than *** based on current market conditions for the following calendar year. Such latter increase or decrease shall take effect only if approved by the other Party (such approval shall not be unreasonably withheld). Notwithstanding the above, at no time shall the Purchase Price be less than ***. If one Party notifies the other Party of its intent to renew the Agreement beyond the Initial Term pursuant to Section 9.1 then the Parties shall meet within *** days of the receipt of the notice to discuss in good faith the adaption of the Purchase Price to current market conditions.

(b) Seller shall invoice Buyer for all Plasma at the time of delivery of such Plasma to Buyer. Buyer shall pay undisputed invoices within *** days from date of Seller’s invoice. Such invoice shall not be dated or submitted prior to delivery of the underlying Plasma. All payments shall be made in U.S. Dollars. Seller’s invoices shall reflect the actual quantity of the Plasma shipped and the price thereof, as computed in accordance with this Agreement.

(c) In the event of a change to the Specifications, new governmental regulations or FDA or EU required testing, which cause an increase or decrease in Seller’s Costs, the Parties shall work in good faith to re-negotiate the Purchase Price.

3.4 Refund of Pre-Payments. Buyer shall be entitled to a credit of (i) *** per liter of Plasma delivered to Buyer from *** and (ii) *** per liter of Plasma delivered to Buyer on or after *** until such time as the aggregate amount of such credits equals the original Total Pre-Payments made by Buyer to Seller. In the event that this Agreement is terminated for any reason (except a termination of this Agreement by Seller pursuant to Section 9.2) at any time prior to Buyer’s full utilization of the credits for the Total Pre-Payments and Buyer does not elect to exercise its Purchase Option, Seller shall within *** business days pay to Buyer an amount equal to any remaining amount of such Total Pre-Payments which has not been so credited to Buyer.

Section 4. Purchase and Sale of Plasma.

4.1 Plasma Volume for 2011. Seller will deliver and Buyer will purchase for the calendar year 2011, *** liters of Plasma. Buyer has an option to increase the volume for 2011 to up to *** liters provided Buyer provides written notice of such increase to Seller by ***. The Parties will negotiate in good faith a mutually agreeable and reasonable delivery schedule.

4.2 Plasma Volume after 2011. Beginning in 2012 and continuing through the Term, Seller shall sell and Buyer shall purchase the Plasma quantities in a range of *** liters of Plasma on a calendar year basis. Not later than *** months prior to January 1st of a calendar year, Buyer will provide notification of the Plasma Volume required for that calendar year. The Parties will negotiate in good faith a mutually agreeable and reasonable delivery schedule. Seller shall provide the Plasma Volume regardless of the Plasma output at the New Centers. Buyer shall have the right to request the Plasma Volume for any calendar year within a range of (i) *** liters if no Additional New Centers are open, (ii) *** liters if one (1) Additional New Center is open and (iii) *** liters if two (2) Additional New Centers are open. In the event that Buyer requests the construction of an Additional New Center (but excluding, for clarity, any Initial New Center), then the Plasma Volume shall be increased by *** liters per each Additional New Center and become effective for that calendar year following the new centers opening on a pro rata base (e.g. if the opening date is in May 2012, than range for 2013 will be increase by *** of *** liters). In the event that Buyer and Seller consummate the purchase of all of the New Centers, then Buyer shall not be required to purchase any Plasma pursuant to this Agreement, once the Buyer owns all of the New Centers.

4.3 Plasma Source. Seller will supply and Buyer shall purchase Plasma collected at the Qualified Centers and/or Buyer Approved Collection Centers only, subject to the terms and conditions of this Agreement. During the period of time that any New Center has not received all Regulatory Approvals and is therefore a Non-Qualified Center, Seller shall be solely responsible for any plasma produced at such Non-Qualified Center. Under no circumstance is Buyer required to purchase plasma from any Non-Qualified Center(s) or Buyer Approved Collection Center that has not received all Regulatory Approvals. However, for avoidance for doubt, and for clarification purposes once a New Center has received all Regulatory Approvals, any Plasma collected during the time the New Center was a Non-Qualified Center may be sold to Buyer pursuant to the terms and conditions of this Agreement if and only if such Plasma has been licensed by the FDA and approved by the EU. For the purpose of this Agreement, a center is a “Buyer Approved Collection Center” if it is listed on Exhibit A. Buyer may add a collection center to the list if: (i) the center has received and maintains as current all necessary regulatory approvals, registrations and permits including, but not limited to, FDA licensure, EU approval, iQPP, CLIA, and required state licensing; (ii) the center has completed and Buyer has approved an affirmation of compliance, or the center has been audited by Buyer or its agents pursuant to Section 4.16 with no significant observations; (iii) the center satisfies the requirements described in the “Origin of Plasma” section of the attached Specifications; and (iv) the center has been added to the list of Buyer Approved Collection Centers by Buyer, as set forth in Exhibit A. If any Buyer Approved Collection Center (i) receives a significant enforcement correspondence from a governmental authority (ii) is identified by Buyer or its agents to have significant compliance or quality concerns during an audit under Section 4.16, (iii) or Buyer determines that the plasma collection center is materially deficient in its compliance with applicable laws, regulations or quality requirement, Seller will have *** business days to provide, in writing, a corrective action plan acceptable to Buyer. If the action plan is found unacceptable or if the Buyer Approved Collection Center cannot provide Plasma within *** days of any such event, then Buyer may modify Exhibit A to eliminate such Buyer Approved Collection Center from the list Buyer and

Seller shall list Primary Buyer Approved Collection Centers and Secondary Buyer Approved Collection Centers on Exhibit A. Seller will supply Plasma to Buyer from the Qualified Centers and Primary Buyer Approved Collection Centers only. To the extent that Seller is required to supply Plasma from Secondary Buyer Approved Collection Centers, Seller shall notify Buyer and request approval from Buyer, which shall not be unreasonably withheld.

4.4 Right of First Refusal of Seller. If Buyer requires, for a certain calendar year, any Plasma in addition to (i) the then-current Plasma Volume supplied under this Agreement plus (ii) *** liters Buyer is currently contractually bound to purchase, on a notice period shorter than *** months, then Buyer, must first request an increase in the Plasma Volume up to the maximum Plasma Volume set forth in Section 4.2 under the terms and conditions of this Agreement. If Seller agrees to provide the additional Plasma Volume in the requested time frame, then the Plasma Volume will increase by the proposed amount and Buyer will purchase the additional Plasma from Seller in the requested time frame subject to the terms and conditions of this Agreement. If Seller does not agreed to provide the additional Plasma Volume within the requested time frame, then, notwithstanding anything to the contrary in this Agreement, Buyer is permitted to purchase such additional Plasma from an Alternative Supplier. If the requirement exceeds the maximum Plasma Volume set forth in Section 4.2, then Buyer shall provide Seller with a right of first refusal to supply such additional Plasma. Buyer will notify Seller in writing of any terms proposed by an Alternative Supplier and Seller will have *** business days to exercise its right of first refusal. If Seller elects not to exercise its right of first refusal or fails to respond to buyers request or refuses to supply the requested additional plasma within such *** business day period to increase the Plasma supply, then Buyer may purchase Plasma from the Alternative Supplier. Seller’s failure to exercise its option at any time does not waive Buyer’s requirement to provide Seller with a right of first refusal for all future plasma needs during the Term of the Agreement.

4.5 Hyperimmune Plasma Supply. So long as Seller is able to satisfy all requirements for Plasma pursuant to this Agreement, Seller shall have the right to produce hyperimmune plasma in a New Center for Seller’s own use; provided that (i) the volume of hyperimmune plasma does not exceed *** of the total volume, including Plasma and hyperimmune plasma, produced at such New Center at any time and (ii) the production thereof in such New Centers is in compliance with all applicable Regulatory Approvals and Applicable Laws. Buyer shall not be required to purchase any hyperimmune plasma nor continue any hyperimmune plasma program if Buyer purchases the New Centers.

4.6 Delivery. Except as otherwise agreed in writing by the Parties, all deliveries of Plasma shall be ***. Buyer will arrange for a shipping agent or carrier to pick-up the Plasma at Seller’s facility. The shipping agent or carrier shall be selected and contracted by Buyer.

4.7 Governing Documents. All sales of Plasma hereunder shall be subject solely to the terms and provisions of this Agreement (including all exhibits and schedules) and shall not be subject to other terms, conditions or provisions contained in any other purchase order, writings, or documents except to the extent a purchase order, writing or document sets forth or confirms quantity or schedule or place for delivery. Furthermore, in the event of any inconsistency or discrepancy between the terms and conditions of this Agreement and the schedules hereto, or any other record, the terms of this Agreement shall prevail.

4.8 Records and Compliance Matters. Seller shall, at its expense, keep and maintain detailed records pertaining to the amount and type of Plasma sold hereunder during the Term and for a period equal to the longer of: (a) *** following the date of termination or expiration of this Agreement; and (b) the period of time required by the Applicable Laws. Such records shall be made available for inspection by Buyer during normal business hours, upon reasonable advance written notice, which shall not be less *** days (or such shorter period of time as may be mutually agreed upon by the Parties). Seller shall transfer such records related to the New Centers to Buyer in connection with the consummation of the acquisition of the New Centers by Buyer as contemplated by this Agreement.

4.9 Licenses and Approvals. Seller use commercially reasonable efforts to obtain and maintain in full force and effect all necessary licenses, permits, certifications, consents, licenses, registrations, listings, certificates of origin, and any other requisite documents and authorization, including approvals and registrations, and pay all applicable fees, charges, customs duties and taxes incurred in the performance of its obligations under this Agreement, including with respect to all New Centers and Buyer Approved Collection Centers. Without limiting the generality of the foregoing, Seller use commercially reasonable efforts to comply with all Applicable Laws, Regulatory Approvals, regulations, rules, and guidelines pertaining to its performances under this Agreement, including but not limited to those set forth in the U.S. Code of Federal Regulations, 21 C.F.R. parts 600-640 and any other applicable local, state or federal law, regulation or ordinance.

4.10 Storage, Shipping and Handling of Plasma. Plasma shall be stored, handled, packed and shipped by Seller in such a manner as to prevent damage to the Plasma and containers during shipping, consistent with Seller’s current practice and otherwise in compliance with all Applicable Laws and Regulatory Approvals, and shall be stored, handled, packed and shipped (including to any holding facility designated by Buyer) subject to such other conditions set forth in the Specifications. No Plasma shall be released by Seller to Buyer pursuant to this Agreement unless and until such Plasma fully complies with the Specifications, Applicable Laws and Regulatory Approvals, and Seller shall be responsible for ensuring compliance therewith.

4.11 Quality. Seller shall source, collect, process, store, distribute, test, transport, and otherwise handle Plasma, to be sold to Buyer in accordance with this Agreement, at all times in compliance with all Applicable Laws, Regulatory Approvals and the Specifications. Any and all reasonable changes sought by Buyer to the Specifications shall be sent to Seller for review and approval. Buyer shall advise Seller of any and all anticipated reasonable changes to Specifications as soon as practicable so as to provide Seller with as much advance notice as possible. Seller shall have *** business days to agree to implement the changes or to respond to Buyer with its reasons for refusing to implement such changes. If Seller agrees to implement such changes, Seller shall implement such changes as promptly as reasonably possible, but in all cases within *** days after receipt of written notice of such changes. For purposes of clarity, Seller shall not make changes to the process parameters or the Specifications without prior written approval of Buyer (in its reasonable discretion). Seller shall notify Buyer immediately and in any event not later than *** business days after: (a) any

Existing Center (including without limitation, any Buyer Approved Collection Center) or New Center is closed as a result of regulatory sanctions placed on Seller by the FDA (or any foreign equivalent) or any other governmental authority; (b) Seller or any New Center or Buyer Approved Collection Center becomes subject to a significant enforcement action from the FDA (or any foreign equivalent) or any other governmental authority; (c) Seller or any New Center or Buyer Approved Collection Center fails an audit or inspection conducted by or on behalf of any governmental authority or any accrediting body; or (d) Seller otherwise learns of significant quality concerns that may impact the safety or quality of the Plasma provided to Buyer. In the event that Seller notifies Buyer of any of the foregoing, or Buyer otherwise determines that any New Center or Buyer Approved Collection Center is deficient in its compliance with Applicable Laws, Regulatory Approvals or Specifications, the Parties shall work in good faith to minimize overall shortfalls in quantities of Plasma delivered to Buyer, but any such shortfall shall remain the responsibility of Seller.

4.12 Testing and Approval. Seller shall be responsible, at its sole cost and expense, for testing Plasma in accordance with FDA and EMEA requirements and the Specifications. Seller shall be responsible for qualifying appropriate testing centers. Seller shall send all Plasma to be provided to Buyer pursuant to this Agreement only to Approved Testing Centers. However, Seller may send Plasma to an alternative laboratory upon the approval of Buyer, which shall not be unreasonably withheld. With respect to each shipment of Plasma to be shipped to Buyer, Seller shall test such Plasma to ensure compliance with the Specifications, Applicable Laws and Regulatory Approvals, and warranties as set forth in Section 8.2. Seller shall include a certificate of analysis and certificate of compliance, as well as all other documentation described in the Specifications, with each shipment of Plasma disclosing the results of such testing and certifying conformance with the Specifications and other requirements. Buyer may reject any Plasma after review of the accompanying documentation or upon inspection after receipt by Buyer or Buyer’s designee if such Plasma is not in compliance with the Specifications or any warranty hereunder. Buyer shall *** each shipment of Plasma received from Seller and the associated documentation and shall notify Seller in writing in the event of Buyer intends to rejects such shipment within *** business days after receipt. In the case of Plasma with defects not readily discoverable during inspection upon receipt by Buyer, Buyer shall notify the Seller of such defects *** following Buyer’s discovery thereof and shall be entitled to reject such Plasma. Rejected Plasma will be destroyed in compliance with Buyer’s internal procedures and local environmental requirements. Seller reserves the right to *** the *** concerning the *** of ***.

4.13 Remedies For Non-Conformity. In the event that Seller disputes Buyer’s determination that the Plasma is not in compliance with the Specifications or the warranty hereunder, the Parties shall attempt to cooperate in good faith to resolve the disagreement. If, after *** calendar days, the Parties are unable to resolve the disagreement, then, at either Party’s request, the Parties shall engage an independent testing laboratory or other appropriately qualified expert of recognized repute and credentials, mutually agreeable to the Parties and subject to confidentiality provisions set forth in this Agreement, to analyze a sample of the allegedly nonconforming Plasma and the associated documentation. The laboratory or expert shall use such procedures and tests as such laboratory or expert may consider necessary or appropriate to reach a conclusion. Both Parties agree to cooperate with the independent laboratory’s or expert’s reasonable requests for assistance in connection with its analysis hereunder. Both Parties shall be bound by the laboratory’s or expert’s results of analysis, which, absent manifest error, shall be deemed final as to any dispute over nonconformity. The costs incurred by the laboratory or expert shall be borne by ***, or, if the laboratory or expert cannot ***, then the Parties shall *** in connection with such laboratory or expert. If the Plasma is determined to be non-conforming, whether by agreement of the Parties or by an independent laboratory, then the Seller will determine whether to either replace the non-conforming Plasma or issue a credit to the Buyer.

4.14 Remedies For Supply Failure. Without limiting any other right or remedy Buyer may have hereunder or under law or equity and notwithstanding anything to the contrary in this Agreement, including without limitation, Section 4.4, in the event that Seller does not supply the quantities of Plasma as set forth in this Agreement, and Seller does not cure the ability to supply the Plasma at the quantities requested, within *** days of notice by Buyer that it will procure such Plasma from an Alternative Supplier, Buyer shall have the right to engage an Alternative Supplier to collect and supply those quantities of Plasma that Seller cannot supply. In such event, Seller shall reimburse Buyer for the following: (i) if the price charged by the Alternative Supplier for such Plasma is higher than the price charged by the Seller, for the difference between such prices, provided Buyer used commercially reasonable efforts to secure the best price from the Alternative Supplier and (ii) any other reasonable additional incremental costs or expenses arising from Buyer’s engagement of the Alternative Supplier of the Plasma. If Buyer is required to enter into a supply agreement with the Alternative Supplier to collect and supply all or part of Buyer’s requirements for Plasma then Buyer shall not be required to purchase Plasma pursuant to the terms of this Agreement until the supply agreement with the Alternative Supplier expires. Upon expiration of such supply agreement ***, Buyer *** to *** from *** pursuant to the ***).

4.15 Right to Audit. Buyer (or its agent) will have the right to audit Seller’s Existing Centers (including without limitation, any Buyer Approved Collection Center) and the New Centers and other facilities, systems and records during the Term as they relate to the Plasma provided hereunder to assess Seller’s compliance with the Applicable Laws, Regulatory Approvals, Specifications under the terms of this Agreement at Buyer’s sole cost and expense, during normal business hours and after providing Seller with reasonable advance notice. Buyer shall coordinate with Seller to schedule audits at mutually agreeable dates and times. Except as set forth below, in no event shall such audits occur more frequently (and with respect to Seller’s collection and/or testing centers, per site) than once every *** months. The limitation on the number of audits per *** month period shall not apply in the event that (i) a site receives a significant enforcement correspondence, (ii) Buyer identifies a significant compliance or quality concern at a site, or (iii) Buyer otherwise determines that a site is materially deficient in it compliance with applicable laws, regulations or quality requirements, as described in more detail in Section 4.3. No audit of any one collection/and or testing center shall continue in duration for more than *** days. Notwithstanding anything to the contrary in Section 4.8, Seller shall make its records available for inspection by Buyer (or its agent) during any audit pursuant to this Section 4.15. Seller shall respond in writing to all audit observations to Buyer within *** days of receipt of the audit report. Responses are to include timelines and plans for closure of all corrective actions and commitments.

4.16 Regulatory Inspections and Correspondence. Seller shall notify Buyer and, if applicable, provide Buyer with copies of any notices or communications, if any Plasma Center operated by Seller is closed as a result of regulatory sanctions placed or issued by the FDA or equivalent foreign regulatory body, or if any such facility receives a warning letter or consent decree from the FDA or equivalent regulatory body, fails an audit conducted on behalf of any foreign regulatory body or any accrediting body, or is otherwise the subject of similar quality concerns, Seller must notify Buyer in writing immediately and in any event not later than *** business days after the earlier of Seller’s receipt of the relevant communication or the date Seller learns of such quality concern.

4.17 Product Complaints and Adverse Event Reporting. For purposes of clarity, Buyer shall be responsible for receiving all Product complaints and Product adverse event reports and all communications with complainants. If Seller receives a Product complaint or Product adverse event report, Seller shall refer the complainant to Buyer and provide notification of such complaint to Buyer, including a description of the complaint or event and the name and contact information of the complainant, within *** business days after receipt by Seller. Seller shall maintain Biological Deviation Reports (“BDRs”) relating to the Plasma and other documentation as required by the applicable regulatory requirements. Seller shall cooperate with Buyer in investigating any Product complaint, Product adverse event or BDR that relates to the Plasma provided hereunder.

4.18 Product Regulatory Inspections and Correspondence. For purposes of clarity, Buyer shall be solely responsible for all contacts and communications with the FDA (or any foreign equivalent) and other governmental authorities with respect to all matters relating to the Products. Seller shall forward to Buyer any notices or communications received by Seller concerning the Products immediately, but in no case later than *** business days after receipt by Seller.

4.19 Plasma Recalls. Each Party will immediately notify the other if either Party discovers any issue that could potentially lead to a recall of the Plasma provided by Seller hereunder. The Parties shall then discuss reasonably and in good faith whether a Plasma recall is appropriate or required, and the manner in which any such recall should be conducted. Seller shall be responsible, at its sole cost and expense, for conducting and shall have the final decision for all Plasma recalls after consultation with Buyer (provided that, for clarity, Buyer shall have the sole right to determine whether to recall any Product). The Parties shall cooperate in good faith in coordinating the implementation of any Plasma recall.

Section 5. Purchase of New Centers.

5.1 Acquisition. In the event Buyer exercises its Purchase Option under Section 2.6 to require a sale and purchase of the New Centers, then the Parties shall negotiate and execute a New Center Purchase Agreement as set forth in Section 5.2 and shall use commercially reasonable efforts to promptly satisfy any and all closing conditions agreed upon in such New Center Purchase Agreement and within the timelines set forth in the New Center Purchase Agreement. The terms and conditions for the closing of such transactions shall be as defined in the New Center Purchase Agreement.

5.2 New Center Purchase Agreement. The obligations of Buyer to acquire the New Centers and Seller to sell New Centers are subject in all respects to the terms of the definitive New Center Purchase Agreement. The New Center Purchase Agreement shall describe the specific assets to be purchased and/or assigned and the liabilities to be assumed and any other rights and obligations of the Parties arising out of such transaction.

5.3 Timing of Acquisitions. Once Buyer exercises its Purchase Option to purchase the New Centers, the Parties will, subject to satisfactory diligence by Buyer, to be performed within *** days of the Purchase Option, or the Buyer is deemed to have acquiesced, act in good faith and use their commercially reasonable efforts to negotiate, draft and execute the New Center Purchase Agreement within *** months from the date that Buyer notifies Seller of its election to exercise the Purchase Option under Section 2.6.

5.4 Acquisition Cost of New Centers. The purchase price for each New Center (including the related New Center Assets) to be purchased shall be equal to the amount set forth below, less any remaining amounts of the Total Pre-Payments that have not been refunded to Buyer hereunder and shall be paid no later than *** business days after the execution of a New Center Purchase Agreement:

Year of Purchase	Purchase Price per Qualified Center	Purchase Price per Non-Qualified Center

***	***	***

***	***	***

***	***	***

***	***	***

(*) Beginning ***, the Purchase Price shall be increased automatically at the beginning of each calendar year by CPI

5.5 Additional Acquisition Cost of Non-Qualified Centers. The purchase price for each Non-Qualified Center (including the related New Center Assets) to be purchased shall be equal to the amount set forth above in Section 5.4, less any remaining amounts of the Total Pre-Payments that have not been refunded to Buyer; provided however, that Seller will be responsible for obtaining all necessary Regulatory Approvals for each Non-Qualified Center so that the center becomes a Qualified Center within *** months from such Non-Qualified Center’s Opening Date, subject to reasonable delays as set forth in the last paragraph in Section 2.3. If Seller successfully obtains the Regulatory Approvals for Non-Qualified Centers as set forth in the previous sentence, then Buyer shall pay to the Seller, within *** business days of Buyer’s receipt of notification of such Regulatory Approvals from Seller, an additional *** to the Seller for each Qualified Center. Beginning ***, the additional *** in the preceding sentence shall be increased automatically at the beginning of each calendar year by CPI.

5.6 New Center Assets.

(a) Pursuant to the New Center Purchase Agreement, Seller shall use commercially reasonable efforts to sell, assign, transfer, convey and deliver to the Buyer (or the Buyer’s Affiliate), and the Buyer (or the Buyer’s Affiliate) shall purchase, acquire and accept from the Seller, all of the Seller’s right, title and interest in and to the New Centers and all assets related to the New Center, in each case free and clear of any liens and any other encumbrances, unless otherwise specified in the New Center Purchase Agreement, including the following New Center Assets, as shall be more specifically expressed in the definitive New Center Purchase Agreement: (i) those certain parcels of real property (including all buildings, improvements and structures located thereon and all appurtenances thereto) owned or leased by Seller on which the New Centers are situated; (ii) all of the leasehold interests and rights of the Seller, including such subleases under the tenant space leases, ground leases and other leases of real property; (iii) all fixed assets, fixtures, furnishings, furniture, office supplies, tools, machinery and equipment owned or leased by the Seller and used in the operation of the New Centers; (iv) right to offer employment to all employees employed exclusively at the New Centers, (v) all inventories of general production supplies used in the operation of the New Centers, with the exception of Hyperimmune supplies; (vi) a perpetual, non- exclusive, royalty free license to use the SOPs for any lawful purpose, licenses, permits, contracts, agreements, arrangements and/or commitments listed in the New Center Purchase Agreement, until such time as Buyer obtains their own licenses, permits, contracts, agreements, arrangements and/or commitments; (vii) all business and financial records and personnel and donor records relating exclusively to the New Centers; (viii) copy of the Seller’s proprietary data bases, donor lists and records, donor center technical guides, quality control and training manuals, specialty guides and (ix) all Regulatory Approvals related to such New Centers; (x) all good will of the Seller related to the New Centers; and (xi) any other items as may be reasonably required for Buyer to operate New Center.

(b) The New Center Purchase Agreement shall also provide that the Buyer (or Buyer’s Affiliate) shall assume and shall thereafter pay, discharge and perform in the ordinary course solely those obligations arising after the closing date under the New Center Purchase Agreement and as identified therein as “Assumed Obligations”. The Buyer (or Buyer’s Affiliate or designee) shall not assume and shall not be liable for any liabilities or obligations of the Seller other than as expressly identified in the New Center Purchase Agreement as an Assumed Obligation. The Seller shall remain responsible for all liabilities and obligations related to the New Center arising or accrued prior to the closing date of the transactions contemplated by this Section unless specified in the New Center Purchase Agreement.

(c) The New Center Purchase Agreement shall contain provisions that are normal and customary in such an agreement, including but not limited to the normal representations and warranties, indemnifications, covenants, conditions precedent to closing, etc.

(d) To the extent that any New Center Assets are unable to be transferred to the Buyer (or the Buyer’s Affiliate) at closing due to regulatory requirements, or contractual restrictions, the Parties will negotiate in good faith, a mutually agreeable transition services agreement at closing which will require Seller to continue to operate the New Centers under its licenses, permits, etc., and provide all required assistance to Buyer to complete the required regulatory process, until the completion of the required regulatory process and the transfer of such New Center Assets to Buyer, which services shall be covered by the management fee set forth in Section 5.10.

5.7 Default. In the event that a Party defaults under this Section, the other Party hereby reserves all rights and remedies in law and at equity, including such Party’s right to sue for damages and specific performance.

5.8 Change of Control of Seller.

(a) If, during the Term, Seller signs a definitive agreement regarding a Proposed Transaction, then Seller shall notify Buyer in writing within five (5) business days of such Proposed Transaction. Within *** days after receipt of notice by Buyer of such Proposed Transaction, Buyer shall have the right (but not the obligation) to exercise its Purchase Option to acquire the New Centers at the price specified in Sections 5.4 and 5.5 above and Seller has no further obligations to the New Center. Notwithstanding anything to the contrary in this Agreement, if Buyer elects to exercise its Purchase Option due to a Proposed Transaction pursuant to this Section 5.8 then the *** months written notice from Buyer to Seller under Section 2.6 shall not be required and the Parties shall work in good faith to negotiate and execute the New Center Asset Purchase Agreement as soon as possible but in no event later than the closing date of the Proposed Transaction.

(b) Notwithstanding anything to the contrary in Section 5.10 or elsewhere in this Agreement, in the event that Buyer purchases the New Centers pursuant to this Section 5.8, Buyer shall not be required to enter into the Management Agreement with Seller and, in its sole discretion, may elect to (i) enter into the Management Agreement with Seller pursuant to Section 5.10, (ii) enter into a management agreement with a third party, or (iii) manage the acquired New Centers itself.

5.9 Change of Control of Buyer. If, during the Term, Buyer enters into a definitive agreement regarding a Proposed Transaction, then Buyer shall notify Seller in writing within *** business days of such Proposed Transaction. Seller shall have the right (but not the obligation) to terminate the Purchase Option set forth in Section 2.6 by notifying Buyer in writing within *** days after receipt of notice by Buyer of such Proposed Transaction.

5.10 Management of New Centers. In the event that Buyer elects to exercise its Purchase Option for the New Centers in accordance with the terms of this Agreement, the Buyer and Seller shall (unless Buyer elects not to enter in the Management Agreement pursuant to Section 5.9(b)), within *** months from the notice of Buyer’s election to exercise its Purchase Option, negotiate in good faith and enter into the Management Agreement, whereby Seller would provide management services at the New Centers similar to the services allocated to Seller’s plasma operations and general and administrative costs at the Existing Centers. If, after good faith negotiations, the Parties cannot reasonably agree on the Management Agreement within such *** month period, the Parties shall not be required to enter into the Management Agreement. In addition to any other terms and conditions contained in such Management Agreement, unless otherwise agreed to by the Parties, such Management Agreement shall include provisions that Seller shall be entitled to a yearly management fee in an amount equal to *** per liter of Plasma produced by the New Centers, plus an annual increase in the management fee, based on the increase in CPI for each annual period, beginning ***. The initial term of the Management Agreement will be *** years. The Management Agreement may be renewed by either Party for *** year renewal periods; provided, however, that such Party gives the other Party written notice of its intent to renew at least *** months prior to the end of the initial term or any renewal term and the other party agrees to renew the Management Agreement.

Section 6. Construction of New Centers.

6.1 Description of Services. Seller shall perform (or subcontract for) all engineering and construction services (hereinafter referred to as the “Construction Services”) for each of the New Centers, prior to the execution of the New Center Purchase Agreement. The Construction Services will be performed to normal, customary and reasonable standards.

6.2 General Terms. Seller is and shall operate as an independent contractor in regards to this Agreement and not as an agent or employee of Buyer. Seller shall use commercially reasonable efforts to ensure that all subcontracts, supply agreements, lease agreements, rental agreements and other agreements entered into regarding the New Centers contain a provision allowing Seller to freely assign such agreement and that Seller is released of any liability under the lease agreement. Provided however, that the requirement that Seller can freely assign a lease agreement, shall be subject to the condition that Buyer signs an assignment and assumption of lease agreement and agree to disclose reasonable financial information requested by a landlord. Further, Buyer is obligated to provide lease guaranties if necessary.

Section 7. Operational Matters Regarding New Centers

7.1 Affirmative Covenants. With respect to the operations of the New Centers and Buyer Approved Collection Centers, the Seller and its Affiliates will:

(a) At all times, operate the New Centers and Buyer Approved Collection Centers in a reasonable and prudent manner in compliance with all Applicable Laws, its FDA-approved and EU-approved Standard Operating Procedures and all other standards generally practiced in the industry, and shall also construct (with respect to the New Centers) and operate the New Centers and Buyer Approved Collection Centers in a manner that is compliant with all Regulatory Approvals, including Foreign Regulatory Approvals, and qualify for approval by the relevant regulatory authorities in the United States and the European Union. Consistent with the foregoing, the Seller shall use its reasonable efforts consistent with good business practice to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Seller.

(b) Pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it, upon its income and profits or upon any of its assets, before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof.

(c) Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and to comply in all respects with all laws, regulations and orders of each governmental authority having jurisdiction over, the New Centers or Buyer Approved Collection Centers.

(d) Use commercially reasonable efforts to maintain management personnel with substantially the same qualifications and experience as the management personnel at its Existing Centers.

(e) Use commercially reasonable efforts to maintain, preserve, protect and keep its property, including all New Center Assets (and the assets of or related to the Buyer Approved Collection Centers), in good repair, working order and condition and will, from time to time, make all necessary and reasonable repairs, renewals, replacements, betterments and improvements thereto.

(f) Keep adequately insured, by financially sound reputable insurers, all New Center Assets (and the assets related to the Buyer Approved Collection Centers) and other property of a character insured the same as the Existing Centers.

(g) Be the sole owner of the New Centers.

7.2 Negative Covenants. The Seller shall not with respect to the New Centers or New Center Assets:

(a) make any material change in its operations which differ from its Existing Centers, except such changes as may be required to comply with any applicable requirements of law;

(b) sell, lease (as lessor), transfer or otherwise dispose of, or mortgage or pledge, or impose or suffer to be imposed any encumbrance on, any New Center or any New Center Assets other than in the ordinary course of business or if approved by Buyer, which shall not be unreasonably withheld;

(c) enter into any contracts of sale, options to purchase or rights of first refusal (except as set forth in this Agreement) with respect to the New Centers during the Option Period;

(d) institute any material increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to the employees of the New Centers that differs from any plan offered to the Seller’s employees at the Existing Centers;

(e) make any material change in the compensation of the employees of the New Centers, that differs from Seller’s employees compensation at the Existing Centers;

(f) otherwise engage in any practice, take any action, or enter into any transaction which would cause a Material Adverse Effect.

Section 8. Warranties.

8.1 Warranties of Seller Regarding Construction of New Centers. Seller will, for the protection of Buyer, request from all vendors and contractors from which Seller procures machinery, equipment or materials or services, warranties and guarantees with respect to such machinery, equipment, materials or services, which shall be made available to Buyer to the full extent of the terms thereof. Without limiting the generality of the foregoing, Seller shall render all commercially reasonable assistance to Buyer for the purpose of enforcing the same, without incurring any cost or liability.

8.2 Warranties of Seller Regarding Operation of New Centers and the Sale of Plasma.

(a) Seller represents and warrants that Seller shall use commercially reasonable efforts to ensure that the Plasma delivered hereunder shall conform to the Specifications set forth in this Agreement and shall collected, processed, tested, stored, handled and delivered to Buyer in accordance with the Specifications, Applicable Laws and Regulatory Approvals. Seller further represents and warrants that it has conducted all donor selection, screening, eligibility, consent and testing activities for the Plasma delivered hereunder in accordance with applicable laws, rules, and regulations. Seller further warrants and represents that it shall use its commercially reasonable efforts to ensure the Plasma delivered hereunder shall not, as of the date of delivery to or placement with Buyer’s carrier, be adulterated or misbranded with the meaning of the Federal Food, Drug and Cosmetic Act, shall be in compliance with the Biological Products sections of the Public Health Service Act and applicable regulations and shall be in compliance with any applicable international, federal, state or local laws or regulations.

(b) Seller warrants and represents that clear and unrestricted title for all Plasma purchased under this Agreement will pass to the Buyer upon acceptance by Buyer as defined in Section 4.

(c) Seller represents and warrants that Seller has, or will use it commercially reasonable efforts to obtain, all applicable Regulatory Approvals, permits and licenses required in the performance of its obligations under this Agreement, including without limitation the FDA and the EU requirements. Seller certifies it will not use in any capacity the services of any person, including any firm or individual that has been debarred or, to the best of its knowledge, is subject to debarment under the Generic Drug Enforcement Act of 1992, amending the Food, Drug, and Cosmetic Act of 21 U.S.C. 335a (a) or (b). Seller agrees to notify Buyer promptly in the event any person providing services to Seller under the scope of this Agreement is debarred or, to the best of its knowledge, becomes subject to debarment.

(d) Seller shall maintain (and cause to be maintained) such records as are necessary and appropriate to demonstrate compliance in the collection, processing, testing, , transport, storage, disposal and other handling of Plasma with applicable Regulatory Approvals and Applicable Laws.

(e) Unless otherwise mutually agreed by the Parties, all Plasma shipped to Buyer shall have been drawn within the eighteen (18) month period prior to the date of receipt of such Plasma by Buyer or its applicable designee.

8.3 General Representations and Warranties.

8.3.1 Seller’s Representations and Warranties.

(a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and all other agreements entered into or delivered in connection with the transactions contemplated hereby. The Seller is qualified to do business as a foreign corporation in each location where a new center will be opened. The Seller has or will use commercially reasonable efforts to obtain all authorizations, approvals, orders, licenses, certificates and permits of and from all governmental or regulatory bodies necessary to own and/or lease the properties and assets employed by the Seller in the conduct of operating a plasma collection center at the New Centers and Existing Centers and to conduct its business and operations as currently conducted.

(b) The execution, delivery and performance of this Agreement and all other agreements entered into in connection with the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller, constitutes the valid and binding obligation of the Seller, and is enforceable in accordance with its terms. All other agreements to be entered into pursuant to this Agreement by the Seller in connection with the transactions contemplated hereby will be duly executed and delivered by the Seller, will constitute the valid and binding obligations of the Seller, and will be enforceable in accordance with their respective terms. The execution, delivery and performance of this Agreement does not, and all other agreements entered into in connection with the transactions contemplated hereby by the Seller will not, violate, conflict with, result in a breach of or constitute a default under (or an event which with due notice or lapse of time, or both, would constitute a breach of or default under) or result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, creation of any lien, security interest or other encumbrance under (a) the Certificate of Incorporation or By-laws of the Seller, as amended to date, (b) any note, agreement, contract, license, instrument, lease or other obligation to which the Seller is a party or by which it is bound or to which any of its assets are subject, (c) any judgment, order, decree, ruling or injunction or (d) any statute, law, regulation or rule of any governmental agency or authority.

(c) There is no action, lawsuit, proceeding, claim, controversy, arbitration or investigation pending or, to the Seller’s knowledge, threatened against, or directly involving, the Seller’s plasma collection business, inclusive of the New Center Assets. There is no unsatisfied or outstanding order, writ, judgment, injunction or decree affecting the Seller’s plasma collection business or the New Center Assets. The Seller has complied and is complying with all laws, ordinances, and governmental rules and regulations applicable to it and its properties, assets and business, and has obtained or will use commercially reasonable efforts to obtain all Regulatory Approvals necessary for the ownership of its properties and the conduct of its business as currently conducted.

(d) Except for obtaining the Regulatory Approvals for New Centers and the landlord’s consent, Seller is unaware of any other consent or approval of any third party or governmental body that is required for the consummation by the Seller of the transactions contemplated by this Agreement.

(e) Seller has not made and, during the Term, will not make any commitments to, or grant of any rights to, any other Person that is or may be inconsistent or in conflict with any rights granted to Buyer under this Agreement, unless both Parties mutually agree in writing.

8.3.2 Buyer’s Representations and Warranties.

(a) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite power and authority to execute, deliver and perform this Agreement and all other agreements entered into or delivered in connection with the transactions contemplated hereby.

(b) The execution, delivery, and performance of this Agreement and all other agreements entered into in connection with the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the party of the Buyer. This Agreement has been duly executed and delivered by the Buyer, constitutes the valid and binding obligation of the Buyer and is enforceable against it in accordance with its terms. All other agreements to be entered into pursuant to this Agreement by the Buyer in connection with the transactions contemplated hereby will be duly executed and delivered by the Buyer, will constitute the valid and binding obligations of the Buyer, and will be enforceable in accordance with their respective terms. The execution, delivery and performance of this Agreement does not, and all other agreements to be entered into in connection with the transactions contemplated hereby by the Buyer will not, violate, conflict with, result in a breach of or constitute a default under (or an event which with due notice or lapse of time or both, would constitute a breach of or default under) or result in the creation of any lien, security interest or other encumbrance under (a) its charter or By-laws, (b) any note, agreement, contract, license, instrument, lease or other obligation to which the Buyer is a party or by which it is bound, (c) any judgment, order, decree, ruling or injunction or (d) any statute, law, regulation or rule of any governmental agency or authority.

Section 9. Term and Termination.

9.1 Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until the end of the Initial Term, unless earlier terminated in accordance with the terms contained herein. The Agreement may be renewed for additional Renewal Term(s), provided either Party notifies the other in writing at least eighteen (18) months prior to the end of the Initial Term or any given Renewal Term and the other party agrees to renew the agreement.

9.2 Termination for Cause. Either Party shall have the right to immediately terminate this Agreement in the event the other Party fails to perform any of its material obligations under this Agreement and such failure to perform is not cured within *** days of written notice of such failure, prior to the purchase of the Initial Centers; provided however that Buyer’s monetary obligations must be cured within *** days after written notice of late payment. The right of any Party to terminate this Agreement pursuant to this Section shall not be affected in any way by its waiver or failure to take action with respect to any prior default. The Party not in default shall be entitled to terminate this Agreement without prejudice to any other rights conferred on it by this Agreement or under law or equity. A termination shall not relieve a Party from any obligations that survive termination or expiration of this Agreement. If Buyer terminates the Agreement pursuant to this Section 9.2, Seller shall refund to Buyer within *** business days an amount equal to *** of the Total Pre-Payments which have not been refunded to Buyer pursuant to Section 3.4 as of the date of termination. If Seller terminates the Agreement pursuant to this Section 9.2, Seller is not required to refund the Total Pre-Payments which have not been refunded to Buyer pursuant to Section 3.4 as of the date of termination and Seller shall use commercially reasonable efforts to obtain an alternative purchaser. Buyer shall reimburse Seller to recover the difference between (i) Plasma purchase price to such alternative purchaser and the then current Plasma price in effect under this Agreement, if the price under this Agreement is higher and (ii) any other reasonable additional incremental costs or expenses arising from Seller’s engagement of the alternative purchaser of the Plasma. If Seller cannot obtain an alternative purchaser than Buyer must pay to Seller the Purchase Price.

9.3 Other Termination Provisions. Either Party may immediately terminate this Agreement, and have no further liability under this Agreement, if the other Party: (i) (ii) starts a proceeding, or indicates its acquiescence to a proceeding started by another, relating to it under any bankruptcy, reorganization, rearrangement, insolvency, readjustment or debt, dissolution, liquidation or similar law; (iii) makes an assignment for the benefit of creditors; (iv) consents to the appointment of a receiver, trustee or liquidator for a substantial part of its property; (v) files, or has filed against it, a petition in bankruptcy, reorganization, rearrangement or insolvency which, if filed against it, is not dissolved or dismissed within *** days after filing; or (vi) had entered against it an order by a court of competent jurisdiction appointing a receiver, trustee or liquidator for it or a substantial part of its property, or approving its dissolution or termination, and if not consented to or acquiesced in by such Party, such order in not vacated or set aside or stayed within *** days.

9.4 Effect of Termination. In the event of any termination or expiration of this Agreement, all further obligations by the Parties with respect to the purchase and sale of Plasma (including, for clarity, any Plasma Volume obligations imposed on Buyer), as well as the construction, operation and sale of the New Centers shall immediately expire, and the Parties shall have no further obligation to proceed with any transactions with respect to such matters (except pursuant to any management agreement executed in connection with the purchase of a New Center or any New Center Purchase Agreement which has not been consummated to the extent Buyer and Seller elect to continue such transaction. The rights and remedies available to Buyer or the Seller are as set forth in this Agreement and shall not preclude or dismiss Buyer’s or the Seller’s right to pursue any other or additional right or remedy, including, without limitation, any claim for damages against any third party in connection with this Agreement. The failure to exercise any right or remedy in the event of any breach or default shall not constitute a waiver or adversely affect Buyer’s or the Seller’s right to exercise any right or remedy under this Agreement.***

9.5 Provisions Surviving Termination. Termination or expiration of this Agreement shall not relieve the Parties hereto of any obligation accruing prior to such termination or expiration. The provisions of this Agreement which by their nature would continue beyond any termination or expiration of this Agreement, including Section 8, Section 9, Section 10, Section 11, Section 12, Section 13, Section 14 and Section 15 shall survive any termination or expiration of this Agreement to the degree necessary to permit their complete fulfillment or discharge.

9.6 Termination of Prior Agreements. The Parties hereby agree that upon the execution of this Agreement all prior agreements for the purchase and sale of Plasma between Buyer and Seller are hereby terminated in all respects, other than any provisions of any such agreement whose terms specifically survive termination; provided, however that this Section 9.6 shall not apply to (i) ***, and (ii) ***. This Agreement does not affect any agreements between Biotest AG and Buyer or Buyer’s Affiliate(s).

Section 10. Indemnity.

10.1 Indemnification. The Seller and Buyer hereby indemnify and agree to hold harmless each other and its respective affiliates, agents, employees, officers and directors, from and against any and all claims, losses, liabilities, damages, attorney’s fees, costs and expenses which may be sustained by and/or claimed against the other Party by virtue of the gross negligent performance of services rendered by the other Party, the willful misconduct by the other Party or its officers, employees or agents, or any representation or warranty contained in this Agreement being breached, untrue or materially misleading by omission or otherwise. It being understood, however, that the financial liability under this section shall be limited to the extent of each Party’s insurance coverage, if such coverage is in effect and in accordance with any requirements under this Agreement at the time a claim is asserted under this section.

10.2 Defense and Settlement. The obligations to indemnify, defend and hold harmless set forth in this section shall not apply to the Party to be indemnified (the “Indemnified Party”) unless the Indemnified Party (i) notifies the Party providing such indemnification (the “Indemnifying Party”) as soon as practicable of any matters in respect of which the indemnity may apply and of which the Indemnified Party has knowledge; (ii) gives the Indemnifying Party, at the Indemnifying Party’s option, the full opportunity to control the response thereto and the defense thereof, including any agreement relating to the settlement thereof, provided that the Indemnifying Party shall not settle any such claim or action without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) or such settlement include as an unconditional term thereof the giving by the claimant of an unconditional release from all liability in favor of the Indemnified Party; and (iii) cooperates with the Indemnifying Party, at the Indemnifying Party’s cost and expense, in the defense or settlement thereof. Notwithstanding the foregoing, the indemnification obligations hereunder shall not be relieved hereunder for failure to do the foregoing, or delay with so doing, unless the Indemnifying Party is materially prejudiced thereby. In addition, the Indemnified Party may, at its own expense, participate in its defense if any claim.

Section 11. Limitation of Liability.

11.1 EXCEPT AS PROVIDED IN THIS AGREEMENT , NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES HOWEVER CAUSED (INCLUDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE PERFORMANCE OF THE SERVICES), REGARDLESS OF THE FORM OF ACTION, WHETHER FOR BREACH OF CONTRACT, BREACH OF WARRANTY, TORT, NEGLIGENCE, STRICT PRODUCT LIABILITY, OR OTHERWISE (INCLUDING, WITHOUT LIMITATION, DAMAGES BASED ON

WILLFULNESS, LOSS OF PROFITS, LOST REVENUES, OR LOSS OF BUSINESS OPPORTUNITY), AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OR KNEW OF THE POSSIBILITY OF SUCH DAMAGES.

11.2 THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY TO (A) A MATERIAL BREACH BY A PARTY OF ITS CONFIDENTIALITY OBLIGATIONS PURSUANT TO THIS AGREEMENT, OR (B) DAMAGES, LOSSES AND CLAIMS ARISING OUT OF A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD, OR (C) A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT ARISING FROM THIRD PARTY CLAIMS. THE PARTIES ACKNOWLEDGE THAT THIS LIMITATION OF LIABILITY PROVISION HAS BEEN SEPARATELY NEGOTIATED, IS A MATERIAL INDUCEMENT TO THE PARTIES ENTERING INTO THIS AGREEMENT ON THE TERMS PROVIDED HEREIN AND SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY REMEDY PROVIDED FOR FAILS OF ITS ESSENTIAL PURPOSE.

11.3 IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, FROM ANY AND ALL CAUSES, WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), OR ANY OTHER CAUSE OF ACTION *** THE *** FOR *** AS DETERMINED IN ACCORDANCE WITH SECTION 3.3 OR *** ITS *** FOR ***, THE *** OF *** AS DETERMINED *** WITH THE *** IN ***, AS APPLICABLE.

Section 12. Confidentiality.

12.1 During the Term and for a period of *** years thereafter, each Party shall (i) hold the other Party’s Confidential Information in strict trust and confidence and avoid the disclosure or release thereof to any other person or entity by using at least the same degree of care as it uses to avoid unauthorized use, disclosure, or dissemination of its own Confidential Information of a similar nature, but not less than reasonable care, (ii) not use the other Party’s Confidential Information for any purpose whatsoever except as expressly contemplated under this Agreement, and (iii) not directly or indirectly, copy, reproduce, use, publish, misappropriate, assign, or otherwise transfer or disclose to any person the other Party’s Confidential Information, other than as permitted pursuant to the terms of this Agreement, regardless of whether such information was actually delivered to the receiving Party prior to the effective date of this Agreement. “Confidential Information,” as used herein, shall mean all information, trade secrets, inventions, data, processes, or other records relating to a Party’s business, financial affairs or operations, including but not limited to information related to business plans, technology, source code, product or service requirements, customers, pricing, techniques and methods, which is either marked or identified as confidential or which the receiving Party knew or reasonably should have known, under the circumstances, was confidential, whether disclosed in any tangible, electronic, visual or other medium. Confidential Information shall also include all information, know-how, trade secrets, data (technical or non-technical) or other confidential information concerning the operations, projects, organization, business or finances of a Party or any third party to which a Party owes a duty of confidentiality, in whatever form, that a receiving Party learns, generates or acquires in conjunction with the performance of the services pursuant to this Agreement. All files, records, documents, notes, or other items relating to or embodying

Confidential Information that may be delivered to a receiving Party or to which a receiving Party may be granted access, shall remain the exclusive property of the Party disclosing such Confidential Information. Neither Party shall disclose to any third parties, including a customer of the other Party, the existence or terms of this Agreement. For purposes of clarity, all information relating to any New Center shall be deemed to be the Confidential Information of Buyer from and after the consummation of the acquisition of such New Center by Buyer. On either Party’s request upon the termination or expiration of this Agreement, the other Party shall immediately: (i) stop using the Confidential Information of the requesting Party; (ii) return all materials provided by the requesting Party that contain Confidential Information of the requesting Party, except for one copy that may be retained by the other Party’s legal counsel to confirm compliance with the obligations under this Agreement; (iii) destroy all copies of Confidential Information of the requesting Party in any form, including materials prepared by or for the other Party and Confidential Information contained in computer memory or data storage apparatus or materials prepared by or for Seller; and (iv) provide a written confirmation to the requesting Party that such other Party has taken all the foregoing actions.

12.2 A receiving Party shall not disclose any Confidential Information except to its officers, directors, employees and authorized representatives, and its Affiliates and their respective officers, directors, employees and authorized representatives (collectively “Representatives”) who need to know such information for the purpose of performing the services contemplated by this Agreement and which persons shall be similarly bound in writing (it being understood that each such Representatives shall be informed by the receiving Party of the confidential nature of such material and shall be directed to treat such material confidentially in accordance with the terms of this Agreement). A receiving Party agrees to be responsible for any breach of this Agreement by any of its Representatives. Notwithstanding the foregoing, a receiving Party shall not be required to maintain confidentiality with respect to information (i) which is or becomes part of the public domain not due to any act or omission by the receiving Party; (ii) of which it had independent knowledge without confidentiality restriction prior to disclosure by the disclosing Party, as shown by written evidence; ; (iii) which comes into the possession of the receiving Party (without confidentiality restriction) in the normal and routine course of its own business from and through independent, non-confidential sources, as shown by written evidence;; or (iv) which is required to be disclosed by receiving Party governmental requirements. If receiving Party is requested or required (by oral questions, interrogatories, requests for information or document subpoenas, civil investigative demands, or similar process) to disclose any Confidential Information supplied to it by the disclosing Party, the receiving Party shall, if possible, immediately notify the disclosing Party of such request(s) prior to any disclosure so that the disclosing Party may seek an appropriate protective order. Seller acknowledges that Buyer may be required to (and shall be permitted to) disclose the terms of this Agreement pursuant to its reporting obligations under the Securities Exchange Act of 1934, as amended (or other securities exchange requirements), and to file a copy of this Agreement as an exhibit to a periodic, quarterly or annual report required to be filed by Buyer thereunder.

12.3 Failure on the part of the receiving Party to abide by this Section 12 may cause the disclosing Party irreparable harm for which damages will not be an adequate remedy at law. Accordingly, the non-breaching Party has the right to seek injunctive relief to prevent any threatened or actual violations of this section in addition to whatever remedies it may have at law, In such a proceeding, the Party allegedly breaching this Agreement expressly waives the defense that a remedy in damages will be adequate and any requirement in an action for specific performance or injunction for the posting of a bond by the non-breaching Party.

Section 13. Force Majeure. Neither Party will be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by fire, flood, elements of nature or other acts of God, epidemics, any outbreak or escalation of hostilities, war, terrorism, riots or civil disorders, strikes or work stoppage, utility or telecommunications failures or fluctuations, proclamation, regulation, or ordinance or other act to order of any court, government or governmental agency or any other similar cause beyond the reasonable control of such party, except that each Party shall be responsible for the timely payment of all of its financial obligations to the other Party. In any such event, the non-performing Party will be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and as long as such Party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

Section 14. Additional Agreements between the Parties.

14.1 Notifications. The Buyer, on the one hand, and the Seller, on the other hand, shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such Party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in this Agreement. No disclosure by any Party pursuant to this Section, however, shall be deemed to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

14.2 Non-Competition. During the Term of this Agreement and for a period of *** years after any termination or expiration of this Agreement or the Management Agreement, whichever is longer, except for a termination based on the breach of this Agreement by Buyer, Seller agrees that it will not directly enter into or become associated with or otherwise operate any plasma collection centers within a radius of *** miles from the location of any New Center.

14.3 Non-Solicitation. During the Term, and the term of the Management Agreement, and for *** years thereafter, the Parties shall not, directly or indirectly hire or attempt to hire any employee of the other Party who performed substantial work on any project covered by this Agreement or the Management Agreement (including any employees at the New Centers which are acquired by Buyer hereunder) without the other Party’s prior written consent; provided that the foregoing shall not prohibit Buyer from hiring the employees employed exclusively at the New Centers pursuant to its Purchase Option.

14.4 Obtaining Permits and Licenses. The Seller shall be responsible for obtaining all Regulatory Approvals required by any governmental agency with respect to the construction and operation of the New Centers and the Buyer Approved Collection Centers, prior to the purchase of any New Center. The Seller will use its reasonable efforts and act diligently to secure any consents and approvals, including the Regulatory Approvals, required to effect the transactions contemplated by this Agreement. The Buyer agrees to cooperate and participate to affect the transfer of permits as necessary or to obtain permits that cannot be transferred.

14.5 Insurance. Seller and Buyer shall provide and maintain in full force and effect, usual and customary insurance coverage relating to or arising under this Agreement, including, errors and omissions, products liability, general liability and related insurance coverage with policy limits with at least the following minimums:

(a)	Commercial General Liability coverage of *** per incident and *** in aggregate.

(b)	Products and Completed Operations Liability coverage of *** per incident and *** in the aggregate.

(c)	Workers compensation as required by federal, state and local law, if applicable.

(d)	Employers Liability limits of *** per incidents, if applicable.

14.6 FCPA. Seller affirms that it, and each of its owners, directors, employees and every other person working on its behalf, has not and will not, in connection with the transactions contemplated by this Agreement or in connection with any other business transactions involving Buyer, make, offer or promise to make any payment or transfer anything of value, directly or indirectly, (i) to any governmental official or employee (including employees of government-owned and government-controlled corporations and public international organization), (ii) to any healthcare professional or organization, (iii) to any political party, official of a political party or candidate, (iv) to an intermediary for payment to any of the foregoing, or (v) to any other person or entity if such payment or transfer would violate the laws of the country in which made or the laws of the United States. It is the intent of the parties that no payments or transfers of value shall be made which have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business. This section shall not, however, prohibit normal and customary business entertainment or the giving of business mementos of nominal value.

Section 15. General.

(a) Press Releases and Public Announcements. Neither the Buyer, on the one hand, nor the Seller, on the other hand, shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such Party shall be so obligated by law, in which case the other Party shall be advised and the Parties shall use their commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and disclosure obligations of the Securities and Exchange Commission or the rules of any stock exchange or Nasdaq or to enable the Buyer or Seller to obtain debt or equity financing.

(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c) Entire Agreement. This Agreement (including the exhibits and schedules hereto and the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof, including any prior agreements between the Parties; provided, however that this Section 15(c) shall not apply to (i) ***, and (ii) ***.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, not to be unreasonably withheld; provided, however, that Buyer or Seller may, without the consent of the other Party, but upon written notice (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates; and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(e) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), with delivery confirmation (iii) one (1) business day after being sent to the recipient by facsimile transmission or electronic mail, confirmed with an error-free transmission report, addressed as set forth below. or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Buyer:	If to Seller:

ViroPharma Biologics, Inc.

c/o ViroPharma Incorporated

730 Stockton Drive

Exton, Pennsylvania 19341

Attn: Chief Operating Officer

Facsimile: (610) 458-7380

With a copy (which shall not constitute notice) to:

ViroPharma Incorporated

Biotest Pharmaceuticals Corporation

5800 Park of Commerce Boulevard, N.W.

Boca Raton, FL 33487

Attn: VP Plasma Operations

Facsimile: (561) 989-5889

With a copy (which shall not constitute notice) to:

Biotest Pharmaceuticals Corporation

5800 Park of Commerce Boulevard, NW

730 Stockton Drive Exton, Pennsylvania 19341 Attn: General Counsel Facsimile: (610) 458-7380	Boca Raton, FL 33487 Attn: Legal Department Facsimile: (561) 989-5517

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other, jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(h) Amendments and Waivers. No amendment of any provision of this Agreement (inclusive of any exhibits or schedules) shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of the Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereto or the right of any Party thereafter to enforce each and every such provision.

(i) Severability. Wherever possible, each provision hereof shall interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provision hereof, unless such a construction would be unreasonable.

(j) Expenses. Each of Buyer and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except as otherwise specified in this Agreement.

(k) Interpretation. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word including shall mean including without limitation. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Articles, title and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(l) No Strict Construction. The Parties acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

(m) Independent Parties. This Agreement shall not be deemed to create any partnership, joint venture, amalgamation or agency relationship between Buyer and Seller. Each Party shall act hereunder as an independent contractor.

(n) Further Assurances. Each Party shall execute and deliver such additional instruments and other documents and use commercially reasonable efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary under Applicable Law to consummate the transactions contemplated hereby.

Remainder of page intentionally left blank. Signature page follows.

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this Agreement as of the date first above written.

BUYER:	SELLER:

VIROPHARMA BIOLOGICS, INC.	BIOTEST PHARMACEUTICALS CORPORATION

/s/ Vincent J. Milano	/s/ Rainer Pabst
By: Vincent J. Milano	By: Rainer Pabst
Title: Vice President	Title: Chief Executive Officer

Schedule 1

VIROPHARMA INCORPORATED

SOURCE PLASMA SPECIFICATIONS

A. Origin of Plasma

B. *** Selection and Exclusion Criteria for Donors and Plasma Donations

C. *** Testing Specifications

1.	*** Any additional tests or modifications of existing tests shall be implemented as soon as they are required by the FDA and/or the European Pharmacopoeia monograph.

2.	A list of all current test kits or methods shall be submitted to ViroPharma Biologics, Inc., and updated in the event a test or method is changed.

D. Plasma Collection and Processing Procedures

1.	*** Plasma units that fall into one of the following categories are unacceptable for shipment to ViroPharma Biologics, Inc.:

E. *** Plasma Storage and Transport Requirements

F. *** Lookback and Post-Donation Procedures

G. *** Epidemiological Data Reports

H. *** Required Shipment Documentation

1.	*** The originals of this documentation are to be mailed to the following address:

***

***

Exhibit A

Buyer Approved Collection Centers

Primary Buyer Approved Collection Centers

***

Secondary Buyer Approved Collection Centers

***

Exhibit B

Approved Testing Centers

Serology and Donor Qualification test will be performed by:

***

NAT testing shall be performed by:

***